                                 AMENDMENT NO. 1

                                       TO

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

     This Amendment No. 1 is made to the Amended and Restated Employment Agreement among Gregory M. Priest (the "Executive"), SkillSoft PLC (formerly known as SmartForce PLC), a public company limited by shares formed under the laws of the Republic of Ireland ("SkillSoft PLC"), and its wholly owned subsidiary, SkillSoft Corporation (formerly known as "SmartForce"), a Delaware corporation ("SkillSoft"), dated as of June 10, 2002 (the "Employment Agreement"). Capitalized terms used in this Amendment No. 1 that are not defined herein shall have the meanings assigned to them in the Employment Agreement.

     WHEREAS, the Company and the Executive desire to change the responsibilities and compensation of the Executive to align, based on business need, such responsibilities and compensation with the role the Company desires the Executive to perform; and

     WHEREAS, in exchange and as consideration for such change in responsibilities and compensation, the Company desires to make a one-time payment to the Executive;

     NOW, THEREFORE, in consideration of the respective covenants and agreements of the parties contained in this Amendment No. 1, the Company and the Executive agree as follows:

     1. Section 1 of the Employment Agreement is hereby revised, effective as of April 30, 2005, to read in its entirety as follows:

     "1. Employment and Duties. The Executive shall be employed as Chairman of the Board of Directors and Strategic Advisor of the Company. In his capacity as Strategic Advisor, the Executive shall report to the Chief Executive Officer. The Executive shall make himself available to devote at least thirty hours per week to the roles, and shall have such responsibilities as may be reasonably assigned to him including, but not limited to, considering, identifying and reviewing business development opportunities for the Company and assisting the Company in the evaluation of such opportunities. The Executive shall perform faithfully the duties assigned to him to the best of his ability."

     2. Section 2 of the Employment Agreement is hereby revised, effective as of April 30, 2005, to read in its entirety as follows:

     "2. Base Salary. In consideration of the Executive's services, the Executive shall be paid a base salary at the rate of $50,000 per year during the period of his employment (the "Base Salary"), to be paid in installments in accordance with the Company's standard payroll practice."

     3. Section 3 of the Employment Agreement is hereby deleted, effective as of April 30, 2005. The bonus opportunity for the first quarter of fiscal 2006 (ending April 30, 2005) shall be paid, if earned, per the compensation plan approved by the Compensation Committee of the Board of Directors.

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     4. On the date of execution of this Amendment No. 1, the Company shall make a one-time cash payment to the Executive in the amount of $583,379. This amount represents (i) the amount of the severance payment that would be due to the Executive under Section 7(a) of the Employment Agreement if he were to resign following the changes to his responsibilities and compensation reflected in the amendments set forth in Sections 1 through 3 above, calculated based upon the Executive's original annual base salary ($318,379), inclusive of annual accommodation and auto allowances ($68,379) plus maximum annual performance bonus ($265,000).

     5. The Company and the Executive acknowledge and agree that (a) the change in the Executive's position, title, organization level, duties, responsibilities, salary, bonus and status with the Company associated with the amendments set forth in Sections 1 through 3 above shall not constitute Good Reason for the termination by the Executive of his employment with the Company within the meaning of Section 7 of the Employment Agreement, and (b) any determination of whether Good Reason exists for the termination by the Executive of his employment with the Company shall be made based upon any changes, after the date of this Amendment No. 1, to the Executive's position as Chairman of the Board and Strategic Advisor, organization level, duties, responsibilities, compensation, status with the Company, facilities and perquisites (including office space and location) available to the Executive, base salary, and the kind and level of employee benefits in effect as of the date of this Amendment No. 1, after giving effect to the changes associated with the amendments set forth in Sections 1 through 3 above. In addition, the Company and the Executive agree that clause (viii) shall be deleted from the definition of Good Reason set forth in Section 7 of the Employment Agreement.

     6. Section 7(a) of the Employment Agreement is hereby deleted, effective as of April 30, 2005.

     7. For so long as the Executive remains a director or officer of the Company, the Company will provide coverage to the Executive under any directors and officers liability insurance it maintains, on the same terms as it provides to its other directors and officers; provided that the Company shall have sole discretion as to whether, and upon what terms, it shall maintain directors and officers liability insurance.

     8. The Executive acknowledges that he has had the opportunity, if he so desires, to obtain advice from his own legal counsel regarding this Amendment No. 1. The Executive is signing this Amendment No. 1 knowingly and voluntarily. The Executive acknowledges that Wilmer Cutler Pickering Hale and Dorr LLP is acting as counsel for the Company in connection with this Agreement.

     9. Except as amended herein, all provisions of the Employment Agreement remain in full force and effect.


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     10. This Amendment No. 1 may be executed in counterparts, which together will constitute one instrument. Executed as of April 29, 2005.

                                       SKILLSOFT PLC

                                       By:  /s/ Charles E. Moran
                                            ---------------------

                                            Charles E. Moran, President and CEO
                                            -----------------------------------
                                            (print name and title)

                                       SKILLSOFT CORPORATION

                                       By:  /s/ Charles E. Moran
                                            ---------------------

                                            Charles E. Moran, President and CEO
                                            -----------------------------------
                                            (print name and title)



                                        /s/ Gregory M. Priest
                                       --------------------------
                                       GREGORY M. PRIEST


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